Exhibit 10.18

EXPLORATION AGREEMENT

THIS Exploration Agreement (referred to as the “Agreement”) is made and entered into as of this 1st day of March, 2013 between Vecta Oil & Gas, Ltd., a Texas limited partnership, hereinafter called “Vecta”, whose address is 575 Union Blvd., Suite 208, Lakewood, Colorado 80228, and Synergy Resources Corporation, a Colorado corporation, hereinafter called “Synergy”, whose address is 20203 Highway 60, Platteville, Colorado 80651. For purposes of this Agreement, Vecta and Synergy may be alternately referred to as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Vecta owns an interest in those certain oil and gas leases covering lands more particularly described in the Exhibit “A” attached hereto and by this reference made part hereof (hereinafter referred to as the “Vecta Greenhorn Project Leases”) covering a total of 33,021.6581 net acres, more or less, located in Morgan and Weld Counties, Colorado;

AND WHEREAS, Vecta owns an interest in those certain oil and gas leases covering lands more particularly described in Exhibit “B” attached hereto and by this reference made part hereof (hereinafter referred to as the “Vecta Wattenberg Extension Area Leases”) covering a total of 2,022.5821 net acres, more or less, located in Weld County, Colorado;

AND WHEREAS, Synergy owns those certain oil and gas leases covering lands more particularly described in the Exhibit “C” attached hereto and by this reference made  part hereof (hereinafter referred to as the “Synergy Greenhorn Project Leases”) covering a total of 10,735.2927 net acres, more or less, located in Morgan and Weld Counties, Colorado;

AND WHEREAS, Synergy and Vecta have jointly acquired certain leases from the Board of Land Commissioners of the State of Colorado at the May 17, 2012 lease auction as set forth more particularly in the Exhibit “D” attached hereto and by this reference made a part hereof covering a total of 960.00 acres, more or less, located in Weld County, Colorado (hereafter referred to as the “Joint Interest State Leases”);

AND WHEREAS, Vecta has recently acquired additional oil and gas leases covering lands more particularly described in Exhibit “E” attached hereto and by this reference made a part hereof (hereinafter referred to as the “Vecta Greenhorn Project Supplemental Leases”) covering a total of 1,904.4829 net acres, more or less, located in Morgan and Weld Counties, Colorado;

AND WHEREAS, Vecta and Synergy desire to exchange, cross-convey and assign interests in the Vecta Greenhorn Project Leases and the Synergy Greenhorn Project Leases so that each of the Parties owns an equal undivided interest in each of the leases depicted in the attached Exhibits “A” and “C”;

AND WHEREAS, Synergy desires to purchase from Vecta such additional interests in the Vecta Greenhorn Project Leases and the Vecta Greenhorn Project Supplemental Leases to increase its aggregate working interest across the combined leasehold positions of the Parties as depicted in the attached Exhibits “A”, “C” and “E”, and Vecta agrees to sell such interests to Synergy on the terms and conditions set forth in this Agreement;

AND WHEREAS, Synergy also desires to acquire from Vecta, interests in the leases depicted in the attached Exhibits “B” and “D” covering lands located adjacent to certain Wattenberg Field assets owned by Synergy, such adjacent area being hereafter referred to as the “Wattenberg Extension Area”.

AND WHEREAS, Vecta and Synergy each desire to acquire from each other copies of the respective lease, land and title records, and contract files pertaining to the Vecta Leases and the Synergy Leases as well as any proprietary and non-proprietary geological and geophysical data owned or possessed by Vecta or Synergy covering lands within the townships shown in Exhibits “A”, “B”, “C”, “D” or “E” (referred to as the “Records”).  The interest in the Vecta Greenhorn Project Leases, the Vecta Wattenberg Extension Area Leases, the Vecta Vecta Greenhorn Project Supplemental Leases, and the Joint Interest State Leases to be sold or exchanged by Vecta and thereafter acquired by Synergy (whether by purchase or trade), and the interests in the Synergy Greenhorn Project Leases to be exchanged by Synergy with Vecta, and all of the associated Records are collectively referred to as the “Assets”.  Additionally, Synergy and Vecta have agreed to the conduct of an exploration program which shall include the acquisition of new proprietary seismic data and the drilling of one or more wells in and under the Vecta Greenhorn Project Leases, the Vecta Greenhorn Project Supplemental Leases or the Synergy Greenhorn Project Leases or leases hereafter acquired jointly by Vecta and Synergy that are pooled or unitized therewith;

NOW, THEREFORE, for good and valuable consideration, and for the mutual covenants herein contained, Vecta and Synergy agree as follows:

1.	EFFECTIVE DATE

           The Effective Date of this Agreement shall be as of 7:00 o’clock A.M., local time, on March 1, 2013.

2.	TERM

           This Agreement shall commence on the Effective Date and shall thereafter remain in effect for each township in which any Subject Lease covering any of the Subject Lands in such township, or any lease previously or hereafter acquired in such township by Vecta and Synergy pursuant to the Area of Mutual Interest discussed in Section 15 (referred to as the DJ Basin Greenhorn AMI), remains in effect, or a primary term of four (4) years from the Effective Date, whichever is later, unless terminated sooner pursuant to the provisions of Section 3, Section 7.2, or Section 9.2.

3.	CLOSING

           Closing shall mean the date on which the Leasehold Equalization Fee (as defined in Section 5.1) is paid to Vecta and the conveyancing documents (as described in Section 8) are exchanged by Vecta and Synergy.  Closing shall occur on or before March 15, 2013 at such time and place as may be agreed upon in writing by the Parties. If Closing does not occur by such date, this Agreement shall have no further force and effect, and the parties shall have no mutual obligations to each other hereunder.

4.	INTERESTS TO BE EXCHANGED/CROSS-CONVEYED

Subject to the terms, conditions and reservations contained in this Agreement, Synergy shall assign, transfer and convey to a mutually agreeable third party (the “Qualified Intermediary”) at Closing an assignment of sixty five percent (65.00%) of all of the right, title and interest of Synergy in and to the Synergy Greenhorn Project Leases insofar as they cover the lands set forth in the attached Exhibit “C”, being a total of Six Thousand Nine Hundred Seventy Seven and 94/100ths net acres of leasehold, more or less, and Vecta shall assign, transfer and convey to the Qualified Intermediary at Closing an assignment of an equal number of net acres of leasehold out of all of the right, title and interest of Vecta as to the Vecta Leases insofar as they cover the lands set forth in the attached Exhibit “A”, being an equal undivided 21.131405% interest, more or less, in and to the Vecta Greenhorn Project Leases.

The assignments of these leasehold interests at Closing by the Parties shall be treated as a like-kind exchange pursuant to the provisions of Internal Revenue Code Section 1031, and the Parties shall prepare and execute such documents as may be necessary to satisfy the provisions of the Internal Revenue Code so as to effect this transaction. Any and all fees incurred during the exchange process by the Qualified Intermediary, the Section 1031 Exchange Agent or any other parties shall be borne equally by the Parties.

As soon as practicable following Closing, the Qualified Intermediary shall convey the interests received from Synergy to Vecta, and shall likewise convey the leasehold interests received from Vecta to Synergy. The Parties agree to execute such additional documents and assurances as may be necessary to complete this portion of the Agreement.

The interests in the Vecta Greenhorn Project Leases covering the lands set forth in the attached Exhibit “A” shall be assigned by Vecta to Synergy without warranty of title, express, implied, statutory, or otherwise, except for those transactions occurring by, through or under Vecta.  It is the intent of Vecta to convey to Synergy an equal undivided interest in all of the leases owned by Vecta as to all of the lands covered by said leases. Likewise, the interests in the Synergy Greenhorn Project Leases covering the lands set forth in the attached Exhibit “B” shall be assigned by Synergy to Vecta without warranty of title, express, implied, statutory, or otherwise, except for those transactions occurring by, through or under Synergy.  It is the intent of Synergy to convey to Vecta an equal undivided interest in all of the leases owned by Synergy as to all of the lands covered by said leases.

5.	ADDITIONAL GREENHORN PROJECT INTERESTS TO BE ACQUIRED BY SYNERGY

           Subject to the terms, conditions and reservations contained in this Agreement, Vecta shall sell, assign, transfer and convey to Synergy at Closing, and Synergy shall purchase, pay for and receive at Closing an assignment of the following:

13.868595% of all right, title and interest of Vecta in and to the Vecta Greenhorn Project Leases insofar as they cover the lands set forth on Exhibit “A” thus vesting in Synergy in total an equal undivided 35.00% interest in and to the Vecta Greenhorn Project Leases when combined with the interests acquired pursuant to the exchange discussed in Section 4 of the Agreement

The interests in the Vecta Greenhorn Project Leases covering the lands set forth in the attached Exhibit “A” shall be assigned by Vecta to Synergy without warranty of title, express, implied, statutory, or otherwise, except for those transactions occurring by, through or under Vecta.  It is the intent of Vecta to convey to Synergy an equal undivided interest in all of the leases owned by Vecta as to the lands covered by said leases set forth in the attached Exhibit “A”.

6.	ADDITIONAL INTERESTS TO BE ACQUIRED BY SYNERGY FROM VECTA

At the May 17, 2012 State of Colorado Board of Land Commissioners oil and gas lease auction, Synergy acquired three (3) oil and gas leases covering lands outside the boundary of the Greenhorn Project Area for an aggregate consideration of Four Hundred Forty Four Thousand Sixty Dollars ($444,060.00). At the time of the sale, Synergy and Vecta had agreed to jointly acquire the leasehold, and Vecta reimbursed Synergy for one-half of the aggregate expenditure (or $222,030.00) following the sale. Synergy acknowledges receipt of this prior payment from Vecta for fifty percent (50%) of the total amount paid by Synergy for acquisition of this state leasehold. Synergy has expressed a desire to acquire a larger portion of the leasehold interest owned by Vecta in these State leases more particularly described in the attached Exhibit “D” as well as other leasehold owned by Vecta covering lands outside the boundary of the Greenhorn Project Area, but located within the Wattenberg Extension Area described above covering portions of the following townships, said leases and lands being more particularly described in the attached Exhibit “B”:

Township 1 North, Ranges 63 and 64 West, 6th P. M.
Township 2 North, Range 62 West, 6th P. M.
Township 3 North, Ranges 61 and 62 West, 6th P. M.
Township 4 North, Ranges 61 and 62 West, 6th P. M.

Accordingly, subject to the terms, conditions and reservations contained in this Agreement, Vecta shall sell, assign, transfer and convey to Synergy at Closing, and Synergy shall purchase, pay for and receive at Closing an assignment of the following:

65.00% of all right, title and interest of Vecta in and to the leases set forth in the attached Exhibit “B” (the “Vecta Wattenberg Extension Area Leases”), as well as fifteen percent (15.00%) out of the Vecta fifty percent (50.00%) interest in the three (3) State of Colorado leases acquired at the May 17, 2012 Colorado State Sale as set forth on the attached Exhibit “D” thus vesting in Synergy in total an equal undivided 65.00% interest in and to the May 17, 2012 State Leases

As to the leasehold interests set forth in the attached Exhibit “B” being conveyed by Vecta to Synergy, the consideration payable for such assignment shall equal Four Hundred Dollars ($400.00) per net mineral acre. The additional interest being acquired by Synergy in the state leasehold depicted in the attached Exhibit “D” shall equal fifteen percent of the total consideration of $444,060.00 paid by Synergy and Vecta, and Vecta shall be so credited for the sum of $66,609.00 at closing hereunder as part of the aggregate consideration for this transaction.

The interests in the leases covering the lands set forth in the attached Exhibits “B” and “D” shall be assigned by Synergy to Vecta and by Vecta to Synergy without warranty of title, express, implied, statutory, or otherwise, except for those transactions occurring by, through or under the Party in whose name each such lease was acquired and is subsequently named as Assignor hereunder.  It is the intent of each Party to convey to the other Party an equal undivided interest in all of the leases owned by the assigning Party as to all of the lands covered by said leases.

7.	CONSIDERATION

           Synergy shall pay to Vecta cash and other considerations for the Assets to be conveyed as set forth in this Section 7.

           7.1           Leasehold Reimbursement Fee

(a)           At Closing, Synergy shall pay to Vecta, via wire transfer or immediately available funds, the sum estimated to be Two Million Eight Hundred Forty One Thousand Eight Hundred Fifty Five and 57/100ths Dollars ($2,841,855.57), calculable as follows:

(i) Greenhorn Project Leasehold – Synergy and Vecta exchange 6,977.9403 net acres out of Exhibits “A” and “C”, and Synergy acquires additional 4,579.6401 net acres out of Exhibit “A” to equal 35% in Exhibit “A” leasehold

4,579.6401 net acres X $600.00/net acre = $2,747,784.06

(ii Wattenberg Extension Leasehold --- Synergy to acquire 65% of Vecta 2,022.5821 net acres
In the Wattenberg Extension Area as depicted in Exhibit “B” at price of $400.00 per net acre

2,022.5821 net acres X 65% = 1,314.6784 X $400.00/net acre = $525,871.36

(iii) Joint Interest State Leasehold --- Synergy to acquire from Vecta an additional 15% (being 30% of Vecta’s 50%) of the State leasehold covering lands in the Wattenberg Extension Area as shown in Exhibit “D” at cost

Total Consideration = $444,060.00 X 15% = $66,609.00

(iv) Supplemental Greenhorn Leasehold --- Synergy to acquire its proportionate 35% of additional leasehold acquired by Vecta in Greenhorn Project Area at cost, being 35% of aggregate lease bonus and brokerage costs (Synergy to acquire 666.5691 net acres at cost of $212.42 per net acre)

Total Consideration = $404,545.70 X 35% = $141,591.00

(b)           Synergy Equity Contribution --- the estimated amount due Vecta by adding the consideration for the assignments being made to Synergy under Section 7.1.a (i) through (iv) equals $3,481,855.42; Vecta has agreed to accept a total of one hundred thousand (100,000) shares of restricted common stock of Synergy (hereafter the “Shares”) as a portion of the consideration otherwise due and payable hereunder. The value allocated to each share is equal to the average of the closing share price for a period of twenty (20) trading days preceding the date of this Agreement, as posted on the NYSE:MKT. The specific cash amount due Vecta at closing shall be calculated following completion of the title review and other due diligence conducted by each Party, and shall equal the total amounts due Vecta being the actual sum of Section 7.1.a (i) through (iv), less and except the value of the Shares to be tendered to Vecta. Before close of business the day prior to Closing, Vecta shall provide a summary of the total due (hereafter the “Final Settlement Statement”), and Synergy shall submit such payment (as herein provided) to Vecta at Closing.

Adjustments to the interests to be acquired by each Party may be made in accordance with the provisions of Section 9.3 below. Should the adjustment result in a net addition to the amount owed to Vecta subject to the right of Synergy to cure any and all such identified defects, Synergy shall place in escrow the additional amount in question through the May 15, 2013 final defect curative date set forth in Section 9.5. Should the adjustment result in a net reduction in the amount owed to Vecta, then Synergy shall reduce the total consideration hereunder.

The shares of Synergy stock will be “restricted securities” as that term is defined in Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”).  Such shares may be resold only in compliance with Rule 144 or some other exemption from registration under the Securities Act.

Vecta and Synergy acknowledge that certain consents and approvals are required to issue the Shares, including approval of the NYSE MKT, and that the Shares will not be delivered to Vecta on the Closing Date.  Synergy shall within five (5) business days after the Closing Date, and in good faith, commence application for all necessary consents and approvals to cause the Shares to be delivered to Seller at the earliest possible date, not to exceed in any event one hundred twenty (120) days, including weekends and holidays, from the Closing Date.

Synergy represents, covenants and warrants that Synergy is an entity subject to the reporting requirements of the Securities Exchange Act of 1934.  Vecta represents and warrants that it is not an affiliate, a director, a large shareholder, or has any relationship with Synergy which constitutes a relationship of control or would permit Vecta in any way to exercise control over Synergy.  Provided Vecta meets the requirements of Rule 144 as heretofore referenced, Synergy shall promptly, upon Vecta’s written request, provide instructions to its stock transfer agent to remove the restrictive legend from the Shares.

Any and all expenses and costs, including attorney fees, associated with Synergy obtaining the requisite consents and approvals to issue the Shares, and subsequent removal of the restrictive legend from the Shares, shall be borne solely by Synergy.

           7.2            Work Commitment

           As an additional commitment hereunder, Synergy and Vecta shall use reasonable efforts in good faith (A) to acquire new proprietary seismic data across a portion of the lands covered by the Vecta Greenhorn Project Leases, the Vecta Greenhorn Project Supplemental Leases  and/or the Synergy Greenhorn Project Leases in one or more programs mutually agreeable to the Parties, (B) to drill a horizontal well to evaluate either the Greenhorn Shale or Niobrara Shale as the primary objective within the project area in which Synergy and Vecta own undivided interests in the Vecta Greenhorn Project Leases, the Vecta Greenhorn Project Supplemental Leases  and/or the Synergy Greenhorn Project Leases pursuant to the Agreement, or (C) to conduct such other exploration projects within the project area as may be mutually agreed upon by the Parties pursuant to the Joint Operating Agreement referenced in Section 11 below (hereafter the “Project JOA”).

7.2.a           Seismic Acquisition Program

Vecta shall operate and Synergy shall participate in a proprietary seismic acquisition program covering lands in Section 36 of Township 7 North, Range 59 West; and Sections 1 and 12 of Township 6 North, Range 59 West, all in the 6th P. M., Morgan and Weld Counties, Colorado. This program is designed as a hazard program in preparation for the drilling of a horizontal Greenhorn exploratory well tentatively planned to be located in Section 1 of Township 6 North, Range 59 West, 6th P. M., Morgan County, Colorado, but shall also be designed to evaluate multiple formations, including, but not limited to the Niobrara, the Codell, the D-sand and the J-sand formations. Promptly upon completion of data acquisition, Vecta shall thereafter process and interpret such data. Synergy shall pay for its proportionate share of the costs of acquisition and processing of such data, and shall thereafter own a proportionate 35.00% interest in the data set resulting from the completion of this seismic commitment.

7.2.b           Drilling of Test Well

Synergy, after consultation with Vecta (and any third party owners to whom Vecta or Synergy may sell, assign, transfer or convey portions of their interests in the Vecta Vecta Greenhorn Project Leases, the Vecta Greenhorn Project Supplemental Leases  and/or the Synergy Greenhorn Project Leases), shall propose the drilling and completion of a new well to evaluate the Greenhorn formation (hereafter the “Test Well Objective Formation”); and may select a drill site or drill sites within the project area to evaluate either the Test Well Objective Formation or other objective specified in the proposal for such well or wells pursuant to the provisions of the Project JOA.

Following interpretation of the data derived from the seismic program referenced in Section 7.2.a above, Synergy shall use reasonable efforts in good faith to spud on or before October 31, 2013, a well (referred to as the “Initial Greenhorn Test Well”) at a legal location in Section 1 of Township 6 North, Range 59 West, 6th P. M., Morgan County, Colorado. The Initial Greenhorn Test Well shall be drilled to a depth sufficient to penetrate and adequately test the D-sand and J-sand formations, and shall thereafter be plugged back to the Greenhorn formation for the express purpose of drilling an extended reach lateral of not less than four thousand feet (4,000’) within said Section 1 of Township 6 North, Range 59 West. Following completion of the lateral, Synergy shall attempt to complete the horizontal leg of the well utilizing a multi-stage frac stimulation mutually designed and agreed upon by the Parties. Vecta shall provide technical assistance to Synergy during the course of operations, including, but not limited to geological oversight and engineering consultation. The costs of drilling the Initial Greenhorn Test Well shall be borne 65.00% by Vecta (and any partners secured by Vecta) and 35.00% by Synergy.  All costs for operations and production after the completion of the Initial Greenhorn Test Well, as well as any costs for acquisition of additional seismic data or leasehold, or for the drilling of additional wells, shall be borne in accordance with the elections of the parties under the Project JOA.  Under the Project JOA, Synergy shall have a 35.00% working interest and Vecta (and any partners of Vecta) shall have a cumulative 65.00% working interest subject to the non-consent and non-participation penalties set forth therein.

7.2.c            Substitute Well(s)

Should granite, salt, saltwater flow, heaving shale or other conditions, including, but not limited to, the loss of the hole or mechanical difficulties, be encountered in drilling any of the wells referenced in Section 7.2.b which would render further drilling impracticable and such well has not yet reached the planned length of the lateral in the Test Well Objective Formation, the Parties shall have the right, but not the obligation, to commence the actual drilling of a substitute well at a legal location chosen by mutual agreement of Synergy and Vecta (with concurrence from any partners secured by Vecta) within thirty (30) days after the plugging and abandonment of the Initial Greenhorn Test Well.  Such substitute well shall be drilled to the Test Well Objective Formation and in the same manner as specified by this Agreement for the well for which it is a substitute, and shall, in all respects and for all purposes of this Agreement, be considered as if it were the well for which it is a substitute. The Initial Greenhorn Test Well, or any subsequent test well planned as a horizontal test well, shall not be deemed to have fulfilled the drilling commitment set forth in this Section 7 unless and until the wellbore reaches a lateral displacement of seventy five percent (75%) of the total horizontal displacement planned in such wellbore as evidenced in the proposal for such well under the Project JOA.

7.2.d           Force Majeure

If Synergy or Vecta exercise reasonable efforts in good faith to timely initiate operations as to any of the commitments set forth in this Section 7, but is prevented from initiating such action by reason of strikes, labor disputes, accidents, action of the elements (or other acts of God), partial or total failure or inability to obtain material or supplies, including a drilling rig, or in the event that the performance of such drilling is prevented by law, directive or regulations from any authorized agency, or the inability to secure the necessary permits or use agreements from the owners of the surface or the minerals of the lands covered by the Vecta Greenhorn Project Leases, the Vecta Greenhorn Project Supplemental Leases  and/or the Synergy Greenhorn Project Leases (or other joint interest leases acquired pursuant to the Project JOA) to fulfill either the seismic commitment or the drilling commitment, the time required for performance of such obligations shall be extended for so long and only so long as the condition causing such force majeure continues to exist. Upon cessation of the condition constituting the force majeure, Synergy or Vecta shall have one hundred eighty (180) days, or for so long thereafter as may be necessary to achieve optimal seismic acquisition or drilling conditions within which to initiate the required operation; however, such period will be reduced to the extent operations must be conducted within a fixed period of time to avoid the loss, termination or forfeiture of leasehold interests or the loss of opportunity to earn additional leasehold interests. The Party responsible for conduct of the applicable operation shall notify all other Parties to the Agreement in writing of the existence of the force majeure condition, and shall use reasonable efforts in good faith to remove or address the force majeure situation as quickly as practicable. If operations are not commenced within the period discussed above, not to exceed in any event one hundred eighty (180) days, after the funds for such operation have been advanced by the Parties, all monies advanced by the Parties for the proposed operation shall be returned immediately.

7.2e           Sale of Seismic

No Party may sell, transfer or license any of the proprietary seismic data acquired hereunder for a term of five (5) years following the date the final processed data is delivered to the partners.  Thereafter, any Party may market and sell the data, but not the interpretations thereof and shall account to the other Parties for such Party’s pro rata share of the proceeds net of sale costs.  Vecta shall cause the other third party owners of the data to be subject to the same restrictions with respect to the data.

7.3           Favored Nations

As an additional commitment hereunder, Synergy and Vecta shall use reasonable efforts in good faith to secure additional participants for exploration activities planned within the lands covered by the Vecta Greenhorn Project Leases, the Vecta Wattenberg Extension Area Leases, the Vecta Greenhorn Project Supplemental Leases, the Joint Interest State Leases,  and/or the Synergy Greenhorn Project Leases. Furthermore, the Parties agree that for a period of one (1) year from the date of execution of this Agreement should Vecta sell or agree to sell any portion of its retained interests in the leasehold set forth in Exhibits “A” or “C” for an amount less than Four Hundred Dollars ($400.00) per net acre or assign such leasehold to a third party with a net revenue interest greater than eighty percent (80.00%), the parties shall make an adjustment to the purchase price hereunder by re-calculating the amount paid or payable to Vecta, and Vecta shall within fifteen (15) days of the closing of such transaction refund to Synergy an amount equal to the difference between Four Hundred Dollars per net acre and the price received by Vecta per acre under the third party transaction multiplied by the affirmative difference between the number of net mineral acres contained in the Vecta assignment to Synergy and the number of net mineral acres contained in the Synergy assignment to Vecta. In the event that the leasehold is conveyed to a third party under a transaction where the deliverable net revenue interest is greater than eighty percent (80.00%), then Vecta shall assign to Synergy an overriding royalty interest in the leasehold equal to the affirmative difference between the net revenue interest delivered to the third party and the eighty percent (80.00%) net revenue interest delivered to Synergy at closing hereunder.

8.	CONVEYANCING DOCUMENTS

           The interests shown above in the Vecta Greenhorn Project Leases and the Vecta Greenhorn Project Supplemental Leases covering the lands set forth in the attached Exhibits “A” and “E”; the Vecta Wattenberg Extension Area Leases covering the lands set forth in the attached Exhibit “B”; and the portion of the Joint Interest State Leases depicted in the attached Exhibit “D” shall be conveyed at Closing by Vecta to Synergy, and the interests shown above in the Synergy Greenhorn Project Leases covering the lands set forth in the attached Exhibit “C” that are owned by Synergy shall be conveyed at Closing by Synergy to Vecta pursuant to instruments in the form of Exhibit “F” attached hereto, or such other form or forms by the appropriate governmental authority with jurisdiction to transfer properly the Vecta Greenhorn Project Leases; the Vecta Wattenberg Extension Area Leases; the Synergy Greenhorn Project Leases; the Joint Interest State Leases; and the Vecta Greenhorn Project Supplemental Leases according to the requirements of any applicable federal, state or local agency. The assignments of the Vecta Greenhorn Project Leases; the Vecta Wattenberg Extension Area Leases; the Synergy Greenhorn Project Leases; the Joint Interest State Leases; and the Vecta Greenhorn Project Supplemental Leases shall be made specifically subject to the terms and conditions of each of the Vecta Greenhorn Project Leases; the Vecta Wattenberg Extension Area Leases; the Synergy Greenhorn Project Leases; the Joint Interest State Leases; and the Vecta Greenhorn Project Supplemental Leases.

           With respect to each of the Vecta Greenhorn Project Leases and the Vecta Wattenberg Extension Area Leases, Vecta shall convey the interests in the Assets to Synergy subject to the reservation on a lease-by-lease basis of an overriding royalty interest (hereafter the “Project ORRI”) equal to the affirmative difference between burdens of record as of the effective date of this Agreement and twenty percent (20.00%) of eight-eighths of the oil, gas and other hydrocarbons or other substances produced and saved. The Project ORRI shall be proportionately reduced (a) to the extent that the mineral interest in the lands covered by the Vecta Greenhorn Project Lease or the Vecta Wattenberg Extension Area Lease covers less than the entire mineral interest in the subject lands, and (b) also to the extent that the working interest of Vecta in each of the Vecta Greenhorn Project Leases or the Vecta Wattenberg Extension Area Leases is the entire working interest.

With respect to each of the Synergy Greenhorn Project Leases, Synergy shall convey the interests in the Assets to Vecta subject to the reservation on a lease-by-lease basis of an overriding royalty interest (hereafter the “Project ORRI”) equal to the affirmative difference between burdens of record as of the effective date of this Agreement and twenty percent (20.00%) of eight-eighths of the oil, gas and other hydrocarbons or other substances produced and saved. The Project ORRI shall be proportionately reduced (a) to the extent that the mineral interest in the lands covered by the Synergy Greenhorn Project Lease covers less than the entire mineral interest in the subject lands, and (b) also to the extent that the working interest of Synergy in each of the Synergy Greenhorn Project Leases is the entire working interest.

With respect to each of the State and Federal Leases as well as the Vecta Greenhorn Project Supplemental Leases, Synergy and Vecta shall convey the interests in this leasehold to each other without any reserved or retained overriding royalty interest, and each party shall have the same net revenue interest in the leasehold following such assignments.

It is the intent of the Parties that the interest in the Vecta Greenhorn Project Leases and the Vecta Wattenberg Extension Area Leases shall be delivered to Synergy at Closing with an eighty percent (80.00%) net revenue interest, and the interest in the Synergy Greenhorn Project Leases shall be delivered to Vecta at Closing with an eighty percent (80.00%) net revenue interest. The overriding royalty interests shall apply to all oil, gas and/or any other products produced, saved and sold pursuant to the oil and gas leases subject to the override.  The overriding royalty interest shall be calculated and paid based on the proceeds of the sale of such oil, gas and/or any other products.  Each overriding royalty interest owner shall bear and pay his proportionate share (i.e., its 1.00% overriding royalty interest percentage, as proportionately reduced, out of 100.00%) of ad valorem, gross production and other taxes. The reserved overriding royalty interest shall be free and clear of other development, production and processing costs. Notwithstanding anything herein to the contrary, the overriding royalty interest reserved will be calculated on the same pricing basis as the base lessor’s royalties.

9.	DUE DILIGENCE PERIOD

           9.1           Asset Review

9.1.a  Review of Records

           Contemporaneously with the execution of this Agreement, each Party shall supply copies of the Records to the other Party for review by such Party and its employees, agents and contractors, or shall make the Records available to such Party for review and copying. Each review shall be conducted by Synergy and Vecta at their sole cost and expense. The Parties shall have until March 8, 2013 for such analysis (the “Review Period”). The Parties recognize and agree that the Records made available to them in connection with the review are made available as an accommodation, and without representation or warranty of any kind as to the accuracy and completeness of the Records, except that each Party represents that such Records are true and correct copies of such documents as they appear in their respective files and each Party has used its reasonable efforts in good faith to provide all documentation from its Records which relate to the subject leases and the lands covered thereby.

           During the Review Period, the copies of the Records which are by their nature confidential supplied by the Parties to each other shall be held confidential and shall not be shown by either Party to any other party without prior written consent of the other Party, except to a third party who is a bona fide potential purchaser of all of or a portion of a Party’s interests in the area, or to a lending institution in connection with a possible loan transaction. Any party to whom Vecta or Synergy are permitted to disclose the Records shall agree in writing to be bound by this requirement for confidentiality. In the event any Party, or a party to whom a Party has disclosed the confidential information, is compelled to disclose any portion of the confidential information by regulations, governmental requirements, subpoena, or civil investigation demands, said Party shall provide the other Party(ies) to this Agreement with prompt written notice of such requirement and said Party shall furnish only that portion of the Confidential Information that is legally required, exercising its reasonable efforts in good faith to obtain confidential treatment of such information.  If Closing occurs, the copies of the Records supplied by a Party to the other Party shall become the property of the other Party.  If this Agreement terminates and Closing does not occur, the copies of the Records supplied by a Party to the other Party, and all spreadsheets, digests, summaries, compilations and notes derived therefrom, maintained in any format, but excluding any data accumulated by the receiving Party at its sole risk and expense, will be promptly returned to the originating Party.

           9.2           Title Defects

           If, as a result of the inspection and review by a Party of the subject leases covering the lands set forth in the attached Exhibits “A”, “B”, “C”, “D” or “E”, the Records, or review of the appropriate county records, one or more matters comes to a Party’s attention which would constitute a Title Defect (as defined below), the Party shall notify the other Party in writing of the Title Defects as soon as they are identified by such Party, but in any event no later than March 11, 2013 (the “Defect Identification Date”).  Such notice shall include information sufficient to advise the Party owning the lease deemed to be defective of the nature of the Title Defect, the lease(s) and land(s) affected, and the actions required to cure the defect.  All Title Defects for which a Party fails to give notice to the other Party by the Defect Identification Date shall be deemed waived for all purposes.

           A Title Defect is a defect which would, in a Party’s reasonable opinion exercised in good faith, prevent the Party owning a lease from conveying an interest in the subject lease, or portion thereof, to the other Party with defensible title. As used herein, the term "defensible title" shall mean such title, deducible of record in (i) the offices of the various county clerks and recorders where the lands covered by each lease are located, (ii) the Colorado State Office of the Bureau of Land Management, or (iii) the offices of the Land Board of the State of Colorado, as appropriate, which:

(a)	entitles a Party to receive not less than its proportionate share of the number of net mineral acres under each of the leases shown in Exhibits "A", “B”, “C”, “D” or “E”;

(b)	is free and clear of encumbrances, claims or liens other than taxes assessed against the leases covering the listed lands which are not yet delinquent; and

(c)
is free of imperfections in title except those normally waived by persons engaged in the oil and gas business (such as, without limitation, defects that have been cured by possession under applicable statutes of limitation, defects in the early chain of title such as failure to recite marital status in documents, omission of heirship or  succession proceedings, and failure to record releases of lien for debts that have been extinguished, production payments or mortgages that have expired of their own terms), to the extent such imperfections represent matters that are not reasonably expected to result in claims that will adversely affect a Party's title to the subject leases.

9.3           Response to Notice of Title Defects.

Upon receipt of the notice of Title Defects from a Party, the other Party shall have the option, either (i) to elect to cure the Title Defect; (ii) make an additional assignment of an interest in one or more of the leases for the number of net acres of leasehold assigned to the other Party to which the Title Defects apply;, or (iii) make an assignment of an interest in a lease covering lands adjacent to the subject lands for the number of net acres of leasehold assigned to such Party to which the Title Defects apply, as more specifically described below:

           (a)           Defect Value. For each Title Defect that is claimed, the allocated value of such defect shall be Six Hundred Dollars ($600.00) per net mineral acre multiplied by the number of net mineral acres of leasehold set forth in the attached Exhibits “A” and “C” to be conveyed hereunder attributable to such defect, and Four Hundred Dollars ($400.00) per net mineral acre multiplied by the number of net mineral acres of leasehold set forth in the attached Exhibit “B” to be conveyed hereunder attributable to such defect.

(b)           Individual Threshold.  There shall be no remedy for any individual Title Defect if the individual Defect Value is less than $1000.

(c)           Title Threshold.  There shall be no remedy for Title Defects if the aggregate Defect Value attributable to all asserted Title Defects, each of which exceeds the Individual Threshold of $1000, does not exceed $25,000 (the “Title Threshold”).

           (d)           Title Defects.  A Party shall provide the other Party with written notice of its election as to each identified defect meeting the individual threshold within three (3) business days after receipt of the written notice of Title Defects from the other Party. The examining Party covenants that it will give notice to the other Party of any Title Defects as they are discovered (i.e., identified in a final ownership report, title opinion or status report) and shall not wait until the end of the Examination Period to inform the Party owning the lease(s) of previously identified Title Defects.

9.4           Election Not to Cure a Title Defect(s).

Once the Title Threshold is met, if a Party is unable or subsequently elects not to cure a Title Defect of which the Party has been timely notified then the affected lease shall, except as may otherwise be provided herein, be sold and conveyed to the other Party with the Party owning such lease having an option to make a refund to the other Party equal to the diminution in value attributable to such Title Defect (the "Defect Adjustment").  The Defect Adjustment shall be determined as follows:

(i)           If the Title Defect is a matter affecting the quantity of interest owned by a Lessor, or the amount of interest owned by a Party under a lease, the amount of the adjustment shall be calculated by multiplying the number of net mineral acres of leasehold for which title does not meet the standard under this Agreement by the Defect Value.

(ii)           If multiple Title Defects affect the interests claimed by a Party under a lease, the aggregate value of the Title Defects shall not exceed the allocated value of the lease based on the number of net mineral acres that the Party claims are attributable to such lease.

(iii)           If the Title Defect is a lien, encumbrance, or other charge upon a Property which is undisputed and liquidated in amount, then the Defect Adjustment shall be the amount necessary to be paid to the obligee to remove the Title Defect from the affected Property; provided, however, that if the Title Defect affects more than a Party's interest in the affected Property, then the amount of the Defect Adjustment will be reduced proportionately to the extent of the Party's interest in the affected Property.

In lieu of a refund of a portion of the Purchase Price equal to the Defect Adjustment, a Party may, at its sole election, and at its sole cost and expense, either assign to the other Party (a) an additional interest in one or more of the leases covering the subject lands equal to the number of net acres for which title is deemed to have failed or for which the Party owning such lease elects not to cure the Title Defect for the purpose of conveying to the other Party the net mineral acres subject to the Title Defect and to equalize the ownership of such other Party across such leases, or (b) an interest in one or more of the oil and gas leases owned by the Party in whole covering lands adjacent to the subject lands an additional interest in one or more of the leases covering such adjacent lands equal to the number of net acres for which title is deemed to have failed or for which the Party elects not to cure the Title Defect.

9.5           Election to Cure Title Defects.

If the Title Threshold has been met and a Party timely asserts a Title Defect and the other Party elects to cure such Title Defect and so provides notice in writing, then the Party receiving the notice shall have a period of sixty (60) days from the date of receipt of the notice within which to cure the defect and furnish evidence of same.  Title Defects asserted by a Party shall be deemed to be cured if such curative is sufficient to render defensible title.  Such evidence shall be presumed to be sufficient unless, within ten (10) days after receipt of evidence of the same, the Party provides notice that the curative is not acceptable.  If a Party notifies the other Party that the curative is unacceptable and such Party disagrees, then the Party providing notice shall have the option of re-assigning the portion of the subject lease with the Title Defect to the other Party, and receiving an assignment of an equal interest in a lease covering lands adjacent to the subject lands as described in Section 9.4 above.

If a Party cures a Title Defect applicable to any lease, then such lease shall be conveyed by the Party to the Other Party. In the event a Party fails to cure any Title Defect, then the Other Party shall elect to either waive the Title Defect or continue to assert the Title Defect.  As to those Subject Leases, if any, for which a Party elects to continue assertion of a Title Defect, the other Party shall assign to the Party providing notice an assignment of an equal number of net acres out of the subject leases or an equal number of net acres out of certain leases owned by said Party covering lands adjacent to the subject lands as described in Section 9.4 above.  As to those subject leases not conveyed by reason of Title Defect in which a Party elects to continue assertion of a Title Defect:

(a)           If the Party receiving notice of a defect cures the Title Defect on or before May 15, 2013, then not later than May 31, 2013, said Party shall execute and deliver to the notifying Party an Assignment, Bill of Sale, and Conveyance of the Property for which the Title Defect was cured in the same form set forth as Exhibit “F” hereto.

           (b)           If Party receiving notice of a defect fails to cure the defect by May 15, 2013, the notifying Party may elect to waive or continue to assert such Title Defect.  If the notifying Party elects to continue to assert such Title Defect, said Party may terminate this Agreement as to the subject lease (or portion thereof) for which the Title Defect was not cured, and neither Party shall have any further obligation respecting the purchase or sale of such subject lease, which title shall remain with the Party receiving notice.

9.6           Post-Closing Curative

           Each Party shall use reasonable efforts in good faith after Closing in curing any and all Title Defects.  Neither Party shall have any liability for any defects identified hereunder as to the leases owned prior to Closing by the other Party, and nothing herein shall be interpreted to make the other Party a potentially liable party for such defect(s).   The costs and expenses for acquisition of any post-closing curative shall be borne one hundred percent (100.00%) by the Party contributing the lease to the Agreement.

9.7           Second Closing

As to any and all title defect issues asserted by either Synergy or Vecta prior to Closing that result in the withholding of a portion of the cash or equity consideration referenced in Section 7.1, if any, the Parties shall meet as soon as practicable after May 15, 2013 to resolve the remaining capital issues as to the consideration hereunder. Thereafter, should it be necessary, the Parties shall have a second closing (“Second Closing”) not later than May 29, 2013, at which time funds or shares being held in escrow shall be released as necessary to account for any increases or decreases in the amount of leasehold having been  cured and conveyed hereunder.

           9.8           Representations as to Title

           Vecta represents, but does not warrant, that it has reviewed title to the Vecta Greenhorn Project Area Leases, the Vecta Wattenberg Extension Area Leases, and the Vecta Greenhorn Project Area Supplemental Leases as to the lands shown in the attached Exhibits “A”, “B” and “E”, and that, to the best of its knowledge, there are no defects in title which would prevent Synergy from receiving defensible title to the subject leases as to the subject lands.

Synergy represents, but does not warrant, that it has reviewed title to the Synergy Leases as to the lands shown in the attached Exhibit “C”, and that, to the best of its knowledge, there are no defects in title which would prevent Synergy from receiving defensible title to the subject leases as to the subject lands.

10.	RENTAL AND LEASE MAINTENANCE PAYMENTS

           The Parties (and any partners secured by Vecta) shall bear 35.00% (Synergy) and 65.00% (Vecta) respectively of any and all rental and/or other lease payments necessary to maintain or extend each of the subject leases that becomes due and payable after the Effective Date in accordance with the provisions of the joint operating agreement discussed below in Section 11 as to the leases and lands set forth in the attached Exhibits “A”, “C” and “E”.

As to any and all rental and/or other lease payments necessary to maintain or extend each of the subject leases that becomes due and payable after the Effective Date in accordance with the provisions of the joint operating agreement discussed below in Section 11 as to the leases and lands set forth in the attached Exhibits “B” and “D”, the Parties shall bear 35.00% (Vecta) and 65.00% (Synergy) of such costs and expenses.

11.	PROJECT OPERATING AGREEMENT

           The rights of Vecta and Synergy in and to the Vecta Leases, the Synergy Leases and the State and Federal Leases as well as any leases which Synergy and Vecta may hereafter acquire and jointly own interests within the boundaries of the DJ Basin Greenhorn AMI discussed in Section 15 shall be governed by the AAPL 1989 Model Form Operating Agreement attached to the Agreement as Exhibit "G" and hereby made a part hereof.  The Operating Agreement names Synergy as Operator and has attached to it, among other things, a 2005 COPAS Accounting Procedure and a Gas Balancing Agreement.

12.	INDEMNITIES AND WARRANTIES

           EACH PARTY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY AND ANY SUBSIDIARY AND AFFILIATE COMPANIES, TOGETHER WITH THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, FROM AND AGAINST ANY AND ALL CLAIMS, CAUSES OF ACTION, PENALTIES, LIABILITIES, DAMAGES, LOSSES, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, COURT COSTS AND REASONABLE ATTORNEY’S FEES) IN CONNECTION WITH ANY PERSONAL INJURIES, INCLUDING DEATH, OR PROPERTY DAMAGE OR LOSS OF WHATSOEVER KIND OR NATURE, THAT RELATE TO OR ARE ATTRIBUTABLE TO THE OWNERSHIP OR OPERATION OF THE LEASES OWNED BY THEM COVERING THE LANDS SET FORTH IN THE RESPECTIVE EXHIBIT “A”, EXHIBIT “B”, EXHIBIT “C”, EXHIBIT “D” OR EXHIBIT “E”.

13.	BUREAU OF LAND MANAGEMENT AND STATE OF COLORADO APPROVALS

           Appropriate and proper notice of such sale, including, but not limited to any and all assignment, change of operator and designation of operator forms, shall be forwarded to the Bureau of Land Management and the Colorado Oil and Gas Conservation Commission at Closing.

14.	WAIVERS AND CONSENTS

           This Agreement, and the subsequent Closing hereunder, is subject to any waivers and consents which may be required under any existing contracts including, but not limited to, waivers of preferential rights to purchase and consents to assign.

15.	AREA OF MUTUAL INTEREST

           The Parties hereby establish and create an Area of Mutual Interest (referred to as the “DJ Basin Greenhorn AMI”) consisting of the following described lands located in Morgan and Weld Counties, Colorado:

Township 5 North, Ranges 57 through 60 West, 6th PM
Township 6 North, Ranges 57 through 60 West, 6th PM
Township 7 North, Ranges 57 through 60 West, 6th PM
Township 8 North, Ranges 56 through 58 West, 6th PM

The term of the DJ Basin Greenhorn AMI shall coincide with the Term of this Agreement as set forth in Section 2.

           At any time during the Term of this Agreement, any party to this Agreement shall have the right to (a) acquire one or more oil and gas leases covering lands in the DJ Basin Greenhorn AMI, (b) acquire an option, by farmout agreement or otherwise, to acquire an interest in one or more oil and gas leases covering lands in the DJ Basin Greenhorn AMI; or (c) acquire an interest in the royalty or mineral estate underlying lands in the DJ Basin Greenhorn AMI.  Any lease, option, royalty or mineral interest obtained shall be referred to as an "Acquisition".  Within thirty (30) days after an Acquisition is made (the Acquisition of a state or federal lease acquired at auction is made when the lease is issued), the party so acquiring shall notify all other parties to this Agreement of the Acquisition in writing (“Notice of Acquisition”).  The Notice of Acquisition shall contain sufficient information to apprise all non-acquiring parties of the acreage affected by the Acquisition, the costs thereof, the terms and burdens thereon, and shall be accompanied by a copy of the lease, option contract or mineral/royalty deed.

           Any acquisition of an interest within the DJ Basin Greenhorn AMI by an affiliate, subsidiary, or a party related to either Party shall be deemed to be an Acquisition by Vecta or Synergy, and the interest in the Acquisition being offered pursuant to the provisions of the Agreement shall not bear any additional costs or burdens other than those created at the time of the original lease or other contract covering lands within the DJ Basin Greenhorn AMI.

Any acquisition of any interest within the DJ Basin Greenhorn AMI being offered pursuant to the provisions of the Agreement shall be extended to the other Party (or Parties) at actual cost, and no such interest being assigned hereunder shall bear any additional direct or indirect costs or burdens.

           Each non-acquiring party shall have thirty (30) days from receipt of the Notice of Acquisition within which to notify the acquiring party of its election to participate or decline participation in the Acquisition. Failure to timely render an election to participate shall constitute an election not to participate in the Acquisition.  If a well is actually drilling in the DJ Basin Greenhorn AMI, or on lands pooled, unitized or communitized therewith, at the time the Acquisition is made, the period for the election shall be reduced to seventy two (72) hours from receipt of the Notice of Acquisition.

           Each party electing to participate in the Acquisition shall be entitled to participate in the Acquisition to the extent of its interest.  As to leases acquired in the DJ Basin Greenhorn AMI, whether by purchase or by farmout, Vecta (and any partners secured by Vecta) shall have the right to participate in an Acquisition to the extent of an 65.00% interest and Synergy shall have the right to participate in an Acquisition to the extent of its 35.00% interest.

           All costs of the Acquisition, including, but not limited to, lease bonuses, broker fees, recording fees, costs of abstracts and title memoranda, costs of title examination and other related costs, shall be borne by the various Parties electing to participate to the extent of their participation in the Acquisition.  Each Party shall reimburse the acquiring Party for its share of the acquisition costs within thirty (30) days of receipt of a duly particularized invoice.  Failure of any Party to timely reimburse the acquiring Party for the invoiced amount shall be deemed to be an election by such Party not to participate in the Acquisition, notwithstanding its prior stated intent with respect to participation in the Acquisition.  The interest in the Acquisition previously allocated to such Party shall then be offered by the acquiring Party to all other Parties who elected to participate in the Acquisition on a pro-rata basis; any interest not assumed by a non-acquiring Party shall be assumed by the participating Parties.  Within thirty (30) days after receipt from all participating Parties of the acquisition costs, the acquiring Party shall execute and deliver an appropriate assignment of the interests so acquired to all other participating Parties.

           If any Acquisition applies to lands which fall partly within and partly outside the DJ Basin Greenhorn AMI, only the portion of the Acquisition covering lands within the DJ Basin Greenhorn AMI shall be made available to all non-acquiring Parties, and a party must elect to participate only as to the portion of the lands affected by the Acquisition which fall within the DJ Basin Greenhorn AMI.

           If less than all Parties to this Agreement elect to participate in an Acquisition, all interests in the DJ Basin Greenhorn AMI lands subject to the Acquisition shall be excluded from the provisions of the Agreement, but shall be made expressly subject to the terms and conditions of a separate Operating Agreement essentially identical to the form attached hereto as Exhibit "G" with the Parties participating in such acquisition as parties to such Operating Agreements. Notwithstanding the other provisions of this Section 15, the DJ Basin Greenhorn AMI shall also then automatically terminate as to the whole section or sections under which the properties comprising the Acquisition are located. Further, the DJ Basin Greenhorn AMI shall also be amended from time to time during the Term of the Agreement to the extent that any sale, transfer, or assignment of a lease or leases set forth in the attached Exhibits “A”, “B”, “C”, “D” or “E” to a third party resulting in the relinquishment of all joint interests in a township or townships within the DJ Basin Greenhorn AMI shall result in the elimination of such township or townships from the DJ Basin Greenhorn AMI as of the effective date of the sale, transfer, or assignment of the leasehold interests.

           Vecta and Synergy acknowledge that the overriding royalty interest referenced in Section 8 shall apply to any and all extensions or renewals of the Vecta Greenhorn Project Leases, the Vecta Wattenberg Extension Area Leases, or the Synergy Greenhorn Project Leases as to all or any part of the lands set forth in the attached Exhibits “A”, “B” and “C”.

16.	KNOWLEDGEABLE PARTIES

           Each Party represents that it is a knowledgeable buyer and owner of oil and gas properties, has the ability to and has evaluated the Assets to be acquired pursuant to this Agreement, and is acquiring the Assets for its own account and not with the intent to make any distribution in violation of any securities laws, rules, or regulations. Each Party acknowledges that, except as otherwise set forth herein, neither Vecta nor Synergy makes any warranty or representations, express and implied, statutory, or otherwise, as to the accuracy or completeness of the records or any other materials furnished or made available to the other Party in connection with this Agreement, including, without limitation, the ability or potential of the Vecta Greenhorn Project Leases, the Vecta Wattenberg Extension Area Leases, the Synergy Greenhorn Project Leases, the Joint Interest State Leases, or the Vecta Greenhorn Project Supplemental Leases to produce hydrocarbons, the environmental condition of the subject lands or any other matters contained in the Records or other materials furnished or made available to each other or their respective agents or representatives.  Nothing contained in this Section is intended to limit a Party’s right to raise Title Defects pursuant to Section 9.2.

17.	GENERAL PROVISIONS

           17.1           Severability

            In the event any covenant, condition, or provision contained herein is held to be invalid by a court of competent jurisdiction, the invalidity of such covenants, condition or provision shall in no way affect any other covenant, condition, or provision contained herein, provided that any such invalidity does not materially prejudice either Vecta or Synergy in its respective rights and obligations contained in the valid covenants, conditions and provisions of this Agreement.

17.2          Construction of Ambiguity

           In the event of any ambiguity in any of the terms or conditions of this Agreement, including any exhibits, whether or not placed of record, such ambiguity shall not be constructed for or against either party hereto on the basis that such party did or did not author the same.

17.3          Authorization and Enforceability

           Vecta has the requisite limited partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Vecta. This Agreement has been duly and validly executed and delivered by Vecta and (assuming that this Agreement constitutes a valid and binding obligation of Synergy) constitutes a legal, valid and binding obligation of Vecta enforceable against Vecta in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and similar laws affecting creditors’ rights generally and except to the extent that general equitable principles may affect the availability of certain remedies.

           Synergy has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Synergy. This Agreement has been duly and validly executed and delivered by Synergy and (assuming that this Agreement constitutes a valid and binding obligation of Vecta) constitutes a legal, valid and binding obligation of Synergy enforceable against Synergy in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and similar laws affecting creditors’ rights generally and except to the extent that general equitable principles may affect the availability of certain remedies.

17.4         Accredited Investor; Investment Intent

Vecta qualifies as an “accredited investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”). Vecta is acquiring the Shares included as the Synergy Equity Contribution for its own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution thereof, and it has no present intention of distributing or selling such Shares. Vecta understands that the Shares have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and hereby agrees not to make any sale, transfer or other dispositions of such Shares unless either (i) such Shares have been registered under the Securities Act and all applicable state and other securities laws and any such registration remains in effect or (ii) registration is not required under the Securities Act or applicable state securities laws with respect to such sale, transfer or other disposition.

           17.5           No Broker Fees

           The Parties each represent that they have incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transaction contemplated in this Agreement for which the other party shall have any responsibility.

           17.6           Each Party Bears Expenses

           Each party shall bear and pay all expenses (including, without limitation, legal fees and broker’s fees) incurred by it in connection with the transaction contemplated by this Agreement.

           17.7           Entire Agreement

           This Agreement contains the entire understanding of the parties hereto and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to the transaction contemplated by this Agreement.

           17.8           Public Disclosures

            Both Vecta and Synergy agree that neither will issue a press release or make any public statements or disclosures to any third parties with respect to the terms of the sale without the prior written consent of the other, unless required to do so by the terms of any prior agreement or contract, or by rule or provision of any law. To the extent necessary for Synergy to comply with all applicable securities laws, rules or regulations concerning disclosure of material transactions, Synergy shall have the right to make a public disclosure not less than twenty four (24) hours after having provided Vecta with a copy of the statement or disclosure, and having received consent from Vecta as to the content of the statement or disclosure, such consent not to be unreasonably withheld.

           17.9           Time of Performance

           Time is of the essence of this Agreement and each and every provision hereof in which time or performance is a factor.

           17.10         Governing Law

           This Agreement shall be governed by the laws of the State of Colorado without regard to rules regarding conflicts of laws; and the parties agree that proper venue for any disputes arising hereunder shall be in Federal or State courts located in the state of Colorado.

           17.11         Waiver

           The waiver or failure of either party to enforce any provision of this Agreement shall not be construed or considered to be a waiver of any further breach of such provision or of any other provisions of this Agreement.

           17.12         Survival of Agreements

           Except as otherwise specifically provided in this Agreement, all covenants, agreements, representations and warranties shall remain in effect for the Term of this Agreement and shall survive the execution of this Agreement, Closing, and the delivery and the recordation of any conveyancing documents whether from Vecta to Synergy or from Synergy to Vecta.

           17.13         Successors and Assigns

           This Agreement shall bind and inure to the benefit and burden of the successors and assigns of the parties hereto.

           17.14         Notices

           All notices required to be given under this Agreement shall be in writing and shall be given either by personal delivery, overnight courier, certified U.S. Mail (postage prepaid), facsimile, telecopier, or email.  Such notice shall be delivered or addressed to the respective representatives of the Parties as shown below.  Notice shall be deemed given only when received by the Party to whom it is directed.  Each Party shall have the right to change its designated representative and/or address at any time by giving notice thereof to the other parties at least thirty (30) days prior to the effective date of the change.

           17.15         Confidentiality

           Except as required by law, all information acquired by Synergy in any inspection, inventory, test, investigation, study or examination of the property, and the results of any analysis thereof, except information otherwise in the public domain, or as may be required by law to be disclosed to any regulatory agencies, shall be strictly confidential in nature.  In the event any Party is compelled to disclose any portion of the Confidential Information by regulation, governmental requirement, subpoena, or civil investigative demand, said Party shall provide the other Parties to this Agreement with prompt written notice of such requirement, and said Party shall furnish only that portion of the Confidential Information that is legally required, exercising its reasonable efforts to obtain confidential treatment of such information, other than to a consultant, contractor or third party who is a bona fide potential purchaser of all of or a portion of a Party’s interests in the area, or to a lending institution in connection with a possible loan transaction.

           17.16         Further Assurances

           Vecta and Synergy each agree to execute and deliver, from time to time, any additional documents which may be necessary to effect the intent of the parties as stated in this Agreement.

           17.17         Amendment

           This Agreement may be amended, modified, supplemented, restated or discharged only by an instrument in writing signed by the party against whom enforcement of the amendment, modification, supplement, restatement, or discharge is sought.

           17.18         No Partnerships

           Each party to this Agreement shall be liable severally, but not jointly, for its costs and obligations as set forth herein and no party shall be liable for the costs or obligations of any others, unless expressly set forth in writing under the terms of this Agreement.  This Agreement does not create, nor shall this Agreement be considered so as to create, any partnership, joint venture, association, trust or other relationship of any kind giving rise to partnership or fiduciary duties being owed by any party to any other party.

           17.19         Letter of Intent

           This Agreement shall supersede all prior Letters of Intent, including but not limited to  that certain Letter of Intent between Vecta and Synergy dated June 12, 2012. To the extent that the Letter of Intent anticipates the acquisition of certain leases not specifically subject to this Agreement, the acquisition of such leases shall be expressly governed by the AMI provisions set forth in Section 15. The Letter of Intent also discusses certain exploration activities, including one or more seismic programs and the drilling or re-entry of one or more wells, and all such proposals shall be subject to the provisions of the Project JOA. To the extent of any conflict between the Letter of Intent and this Agreement, the provisions, terms and conditions of this Agreement shall control.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the 1st day of March, 2013.

Vecta Oil & Gas, Ltd.		Synergy Resources Corporation
By:	/s/ Jim Bob Byrd	By:	/s/ William E. Scaff, Jr.
	Jim Bob Byrd, Vice President – Land		William E. Scaff, Jr., Vice President

List of Exhibits

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G	List of Vecta Greenhorn Project Area Leases
List of Vecta Wattenberg Extension Area Leases
List of Synergy Greenhorn Project Area Leases
List of Joint Interest State Leases
List of Vecta Greenhorn Project Area Supplemental Leases
Form of Assignment
Form of JOA --- Synergy Form (prepared by Sue Eich)